Exhibit 3.22
FIRST AMENDMENT TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
GREY WOLF DRILLING COMPANY L.P.
          This First Amendment to Agreement of Limited Partnership of Grey Wolf Drilling Company L.P., a Texas limited partnership (this “Agreement”) is entered into effective this 6th day of April, 2004, by and among Grey Wolf Holdings Company, as general partner (the “GP”), and Grey Wolf LLC, as limited partner (the “LP”).
          WHEREAS, Grey Wolf Drilling Company, L.P., (the “Partnership”) is a party to an Agreement and Plan of Merger dated March 5, 2004 providing for the merger of New Patriot Drilling Corp. with and into the Partnership (the “Merger”), which Merger has been approved by the GP and the LP; and
          WHEREAS, the parties hereto desire to amend the terms of the Agreement of Limited Partnership of the Partnership (the “Original Partnership Agreement”) to clearly permit the Merger.
          NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement, the parties, intending to be legally bound, agree as follows:
1.	The Original Partnership Agreement is hereby amended to add a new paragraph 5.1(m) reading in its entirety as follows:
“(m) adopt a plan of merger and merge with one or more domestic or foreign limited partnerships or other entities on such terms and conditions as are approved by the General Partner and a Majority Interest.”
2.	Except as specifically set forth above, the Original Partnership Agreement shall remain in full force and effect in accordance with its terms.
3.	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original document for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GENERAL PARTNER

GREY WOLF HOLDINGS COMPANY

By:	/s/ David W. Wehlmann

David W. Wehlmann
Executive Vice President and CFO

LIMITED PARTNER

GREY WOLF LLC

	By:	GREY WOLF HOLDINGS COMPANY, its sole member

		By:	/s/ David W. Wehlmann
David W. Wehlmann
Executive Vice President and CFO

Exhibit 3.22
AGREEMENT OF LIMITED PARTNERSHIP
OF
GREY WOLF DRILLING COMPANY L.P.

AGREEMENT OF LIMITED PARTNERSHIP
TABLE OF CONTENTS

ARTICLE I

ORGANIZATIONAL MATTERS	1
1.1 Formation of Partnership; Governing Statute	1
1.2 Name	2
1.3 Registered Office; Principal Office	2
1.4 Power of Attorney	2
1.5 Term	3

ARTICLE II

PURPOSE	3

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS	3
3.1 Capital Contributions	3
3.2 Additional Issuances of Partnership Interests	3
3.3 No Preemptive Rights	4
3.4 Capital Accounts	4
3.5 Interest	4
3.6 No Withdrawal	4
3.7 Creditors of the Partnership	4

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS	5
4.1 Allocations	5
4.2 Distributions	5

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS	5
5.2 Conduct of the General Partner	7
5.3 Compensation of the General Partner	7
5.4 Authority of the Partners	7
5.5 Purchase or Sale of Partnership Interests	7
5.6 Outside Activities	7
5.7 Indemnification	8

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ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS	8
6.1 Limitation of Liability	8
6.2 Management of Business	8

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTING	9
7.1 Books and Records	9
7.2 Financial Information	9
7.3 Partnership Accounts	9
7.4 Fiscal Year	9

ARTICLE VIII

TAX MATTERS	9
8.1 Preparation of Tax Returns	9
8.2 Tax Elections	9
8.3 Tax Matters Partner	9

ARTICLE IX

RESTRICTIONS ON TRANSFERS	10
9.1 Restrictions on Transfers	10
9.2 Death, Insanity, Bankruptcy, Retirement, Resignation, or Expulsion of a Partner	10
9.3 Partnership Interests Acquired Subsequent to the Date of this Agreement	10

ARTICLE X

ADMISSION OF PARTNERS	10
10.1 Admission of Additional Limited Partners	10
10.2 Admission of Successor General Partner	11
10.3 Admission of Substituted Limited Partners	11
10.4 Amendment of this Agreement and Certificate	11

ARTICLE XI

REMOVAL, WITHDRAWAL AND SUCCESSION OF GENERAL PARTNER	11
11.1 Succession of General Partner	11
11.2 Conversions of General Partnership Interest	12

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ARTICLE XII

DISSOLUTION AND LIQUIDATION	12
12.1 Dissolution	12
12.2 Continuation of Business of Partnership after Dissolution	12
12.3 Liquidation	13
12.4 Distribution in Kind	13
12.5 Cancellation of Certificate	14
12.6 Return of Capital	14
12.7 Waiver of Partition	14

ARTICLE XIII

GENERAL PROVISIONS	14
13.1 Addresses and Notices	14
13.2 Titles and Captions	14
13.3 Pronouns and Plural	14
13.4 Amendment	14
13.5 Binding Effect	14
13.6 Integration	15
13.7 Creditors	15
13.8 Waiver	15
13.9 Counterparts	15
13.10 Applicable Law	15
13.11 Invalidity of Provisions	15

ARTICLE XIV

DEFINITIONS	15

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THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS CONTAINED IN THE LIMITED PARTNERSHIP AGREEMENT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES LAW OR IN THE EVENT THAT THE GENERAL PARTNER HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND IN SUBSTANCE SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER ANY APPLICABLE LAWS.
AGREEMENT OF LIMITED PARTNERSHIP
OF
GREY WOLF DRILLING COMPANY L.P.
          THIS AGREEMENT OF LIMITED PARTNERSHIP OF GREY WOLF DRILLING COMPANY L.P. is entered into on this 30th day of December, 1998, by and among Grey Wolf Holdings Company, as General Partner, and Grey Wolf LLC, as Limited Partner.
ARTICLE I
ORGANIZATIONAL MATTERS
     1.1 Formation of Partnership; Governing Statute. Subject to the provisions hereof, the Partners hereby form the Partnership as a limited partnership under and pursuant to the Texas Revised Limited Partnership Act (“Texas Act”). The Partners hereby enter into this Agreement in order to set forth their rights and obligations and certain matters related thereto. Except as expressly provided, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Texas Act. Promptly after the execution of this Agreement, the General Partner shall file the Certificate with the Secretary of State of Texas. The General Partner shall file such amendments to the Certificate and such other certificates or documents as may be required by the Texas Act, by the laws of a jurisdiction in which the Partnership transacts business or by this Agreement, to reflect changes in the information provided therein or otherwise to comply with the requirements of law for continuing operation of a limited partnership. If the General Partner, in its sole discretion, determines such action to be appropriate, the General Partner shall file amendments to the Certificate and shall take all reasonable actions to maintain the Partnership as a limited partnership under the laws of the State of Texas.

     1.2 Name.
     (a) The name of the Partnership is “Grey Wolf Drilling Company L.P.” The business of the Partnership shall be conducted under the name of the Partnership or such other names as the Partners may determine.
     (b) The Partners hereby agree to execute an appropriate assumed name certificate if required by the Assumed Business or Professional Name Act of the State of Texas (Business and Commerce Code, Chapter 36.01 et seq.) and to file such certificate, and all amendments that may be necessitated from time to time, in the appropriate filing locations.
     1.3 Registered Office; Principal Office. The registered office of the Partnership in the State of Texas shall be 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and the registered agent for service of process on the Partnership at such registered office shall be David W. Wehlmann. The registered agent and registered office of the Partnership may be changed at the discretion of the General Partner. The principal office of the Partnership shall be 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, or such other place as the General Partner may designate to the Partners. The Partnership shall maintain records at the principal office of the Partnership as required by Section 1.07 of the Texas Act. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.
     1.4 Power of Attorney.
     (a) Each Limited Partner constitutes and appoints the General Partner and the Liquidator (as designated under paragraph 12.3 of this Agreement), and any successor to either, with full power of substitution as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to make, execute, sign, acknowledge, swear to, file and publish as required, all documents requisite to carrying out the intention and purpose of this Agreement, including, but not limited to the following:
          (i) the Certificate and all amendments thereto in accordance with this Agreement;
          (ii) all certificates or other instruments and all amendments necessary to qualify, or continue the qualification of the Partnership as a limited partnership in any other jurisdiction in which it may conduct business or own property;
          (iii) tax elections, notices and filings in compliance with federal and state laws;
          (iv) all documents necessary to reflect the dissolution and liquidation of the Partnership in accordance with this Agreement and the cancellation of its Certificate;
          (v) all documents reflecting amendments to this Agreement in accordance with its terms;

          (vi) all fictitious or assumed name certificates and registered agent or registered office designations that are required or permitted to be filed on behalf of the Partnership; and
          (vii) all documents relating to the admission or substitution of any Partner pursuant to Articles X or XI.
     (b) The power of attorney granted in Section 1.4(a) is declared to be irrevocable and a power coupled with an interest and to the extent permitted by law, shall survive the death, incompetency, disability, dissolution, bankruptcy or termination of any Partner and the transfer of all or any portion of a Partnership Interest and shall extend to the Partner’s heirs, successors, assigns and personal representatives.
     1.5 Term. The Partnership shall commence on the date upon which the Certificate is duly filed with the Secretary of State of Texas pursuant to Section 1.1 and shall continue in existence until termination of the Partnership pursuant to Article XII.
ARTICLE II
PURPOSE
          The purpose and business of the Partnership shall be to jointly own, invest, and manage assets owned or acquired by the Partnership, and to engage in any other activities which the General Partner, in its sole discretion, deems to be related or incidental thereto.
ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
     3.1 Capital Contributions.
          (a) General Partner. The General Partner shall, on the date of execution of this Agreement, contribute cash and/or property, as specified on the attached Schedule A, to the Partnership in exchange for its General Partnership Interest. The General Partner shall not be required to make any Capital Contributions to the Partnership other than that specified on the attached Schedule A.
          (b) Limited Partner. The Limited Partner shall, on the date of execution of this Agreement, contribute cash and/or property, as specified following the name of the Limited Partner on the attached Schedule A, in exchange for the Limited Partnership Interest. The Limited Partner shall not be required to make any Capital Contributions to the Partnership other than as specified on attached Schedule A.
     3.2 Additional Issuances of Partnership Interests. The General Partner may, in its sole discretion, cause the Partnership to issue Limited Partnership Interests, in addition to those issued pursuant to Section 3.1(b), to the General Partner, Limited Partner or other Persons and, subject to Section 10.1, to admit such Persons to the Partnership as Additional Limited Partners, all without the consent or approval of the Limited Partner. Subject to the provisions of
Sections 3.1(b) and 10.1, the General Partner shall have sole discretion in determining the consideration for and the terms and conditions with respect to any future issuance of Limited Partnership Interests, provided the terms of admission or issuance must specify the cash amount or net Agreed Value applicable thereto.
     3.3 No Preemptive Rights. No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale of Partnership Interests or (c) issuance or sale of any other securities that may be issued or sold by the Partnership.
     3.4 Capital Accounts.
          (a) The Partnership shall establish and maintain a separate Capital Account for each Partner. Each Partner’s Capital Account shall be increased by the amount of the Partner’s Capital Contributions and all items of Net Income allocated to the Partner pursuant to Section 4.1. Each Partner’s Capital Account shall be decreased by the amount of all distributions of cash or property made to the Partner pursuant to this Agreement and by all items of Net Loss allocated to the Partner pursuant to Section 4.1.
          (b) A transferee of a Partnership Interest will succeed to the Capital Account relating to the Partnership Interest transferred to it.
          (c) For purposes of this Section 3.4, the fair market value of Partnership property, as of any date of determination, shall be determined by the General Partner using such reasonable method of valuation as it may adopt in its sole discretion.
     3.5 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Capital Accounts.
     3.6 No Withdrawal. No Partner shall be entitled to (a) withdraw any part of its Capital Contribution or its Capital Account, (b) receive any distribution from the Partnership, except as provided in Section 4.2 hereof and Article XII or (c) receive property other than cash in return for its capital contributions. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or any Partner.
     3.7 Creditors of the Partnership. No creditor of the Partnership will have or shall acquire at any time any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor as a result of making a loan to the Partnership.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS
     4.1 Allocations.
          (a) All items of Net Income and Net Loss and credit of the Partnership shall be allocated among the Partners in accordance with their Partnership Interests.
          (b) Except as otherwise provided herein, all items of income, gain, loss, deduction, and credit allocable to any Partnership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Partnership Interest, based upon the interim closing of the books method but without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the IRS regulations thereunder.
     4.2 Distributions.
          (a) From time to time (but at least once each year) the General Partner shall determine in its reasonable judgment to what extent (if any) the Partnership’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service (including Partner Loans), acquisitions, and a reasonable contingency reserve. If such an excess exists, the General Partner shall cause the Partnership to distribute to the Partners, in accordance with their respective Partnership Interests, an amount in cash equal to that excess.
          (b) From time to time, the General Partner also may cause property of the Partnership other than cash to be distributed to the Partners, which distribution must be made in accordance with their Partnership Interests and may be made subject to existing liabilities and obligations.
ARTICLE V
MANAGEMENT AND OPERATION OF BUSINESS
     5.1 Management. The General Partner shall be responsible for the management of the Partnership’s business. Except as otherwise provided in this Agreement or by non-waivable provisions of applicable law, all management powers over the business of the Partnership shall be vested in the General Partner and the Limited Partners shall not have any right of control over the business of the Partnership. In addition to these powers and responsibilities, the General Partner shall also have all the rights and powers created by any other provision of this Agreement, the Act or operation of law such that the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, including, without limitation:

          (a) invest, manage, sell and reinvest the Partnership assets, including, without limitation, Net Income, in such manner as the General Partner deems suitable for the Partnership;
          (b) acquire or dispose of any real or personal property (including any interest therein) upon such terms and conditions as the General Partner may determine;
          (c) acquire, construct, own, hold, improve, manage and lease such property, either alone or in conjunction with others through partnerships, joint ventures or other entities;
          (d) finance the Partnership’s activities on such terms and conditions as the General Partner deems appropriate. In instances where money is borrowed for Partnership purposes, the General Partner is authorized to pledge, mortgage, encumber, and grant a security interest in Partnership properties for the repayment of such loans;
          (e) employ or enter into other contracts with personnel or firms to assist in the operation of the Partnership’s business on such terms as the General Partner deems advisable;
          (f) maintain insurance for the benefit of the Partnership and the Partners as the General Partner deems necessary;
          (g) enter into such contracts as the business of the Partnership may require, including without limitation, agreements with independent contractors, individuals or companies for construction, repair, development, marketing, administrative and other services, and other contracts of all other kinds; provided, however, that any agreements with Persons affiliated with the General Partner may be terminated by the Partnership without cause upon not more than thirty (30) days written notice; and provided further that all such agreements with affiliated Persons must be on terms that are fair and reasonable to the Partnership and not less favorable to the Partnership than the terms for comparable services reasonably available from unaffiliated Persons;
          (h) establish and maintain bank accounts, in the name of the Partnership, for the Partnership’s funds in such bank(s) as the General Partner in its discretion may select, authorizing the General Partner, or its agent, to disburse such funds on behalf of the Partnership, and for such purpose as the General Partner is authorized to certify the adoption of standard form banking resolutions; provided, however, that in the event a General Partner is removed, or ceases to be a General Partner for any reason, its signature authority over any and all partnership bank accounts shall cease immediately;
          (i) designate a managing agent to be responsible for managing the day-to-day activities of the Partnership;
          (j) designate and replace the tax matters partner;
          (k) take any and all action which is customary or reasonably related to the rendering of services or the acquisition, operation, ownership, development, improvement, management, leasing and disposition of real, personal or mixed property; and

          (l) take any and all other action which is permitted under the Texas Act; and
     5.2 Conduct of the General Partner. The General Partner shall devote such time, attention and business capacity to the affairs of the Partnership as the General Partner may deem reasonably necessary to effectuate the purposes of the Partnership. All business arrangements entered into shall be upon such terms and conditions as generally would be characteristic of a businessman in similar circumstances exercising prudent and sound business judgment. The General Partner and its shareholders, officers, directors, agents, employees and representatives shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any other Partner for any failure to maintain adequate insurance, for any mistake of fact or judgment in operating the business of the Partnership which results in any loss to the Partnership or its Partners or for any act performed, or omitted to be performed, as a fiduciary in good faith, including, without limitation, without the advise of legal counsel.
     5.3 Compensation of the General Partner. The General Partner may receive a reasonable monthly salary for managing the affairs of the Partnership. The General Partner may from time to time adjust its compensation as necessary to reasonably compensate the General Partner for its services to the Partnership. Additionally, the General Partner shall be reimbursed for all expenses incurred in furtherance of the Partnership’s business.
     5.4 Authority of the Partners. The General Partner, in transactions with third parties, shall have full authority to act on behalf of the Partnership in the management and operation of its affairs. No Person dealing with the General Partner shall be required to inquire into the General Partner’s authority to make any commitment on behalf of the Partnership, or to inquire into the purposes for which any loan is sought by the Partnership, as it will be conclusively presumed that the proceeds of any loan are to be and shall be used for the purposes authorized by this Agreement, or to determine any fact bearing upon the existence of such authority or purpose. Additionally, no purchaser of any property or interest owned by the Partnership shall be required to determine the exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any instrument of transfer, or to apply or distribute revenues or proceeds paid in connection therewith.
     5.5 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as such Partnership Interests are held by the Partnership, such Partnership Interests shall not be considered outstanding for any purpose. Upon any such acquisition of Partnership Interests, the General Partner shall make appropriate proportionate adjustments to each Limited Partner’s Percentage Interest.
     5.6 Outside Activities. The Partners shall not be obligated to devote their time exclusively to the Partnership and they may acquire any assets and enter into or conduct any business or activity, including, without limitation, any business or activity which is the same or similar to that conducted by the Partnership.

     5.7 Indemnification.
          (a) The Partnership shall indemnify the General Partner if it is named a defendant or respondent in a proceeding because it was acting within the scope of its official capacity with the Partnership;
          (b) The Partnership shall indemnify an Indemnitee who is made a named defendant or respondent in a proceeding because such Indemnitee was acting within the scope of his official capacity with the Partnership, provided such Indemnitee acted in good faith and reasonably believed that his conduct was in the best interest of the Partnership. An Indemnitee may be indemnified in a criminal proceeding only if he had no reasonable basis to believe that his conduct was unlawful. The Partnership shall not indemnify an Indemnitee who is found liable on the basis that he improperly received personal benefit in violation of a fiduciary duty or that he committed other willful or intentional misconduct.
          (c) Without limiting Sections 5.7(a) and 5.7(b), the Partnership may be required to indemnify an Indemnitee to the full extent allowed by Article 11 of the Texas Act. The Partnership shall, with respect to claims for indemnity, be governed by the provisions of the Texas Act in effect at the time the conduct subject to the indemnity claim arose.
     5.8 Other Matters Concerning the General Partner. Whenever in this Agreement the General Partner is permitted or required to make a decision in its “discretion” or “sole discretion” or under a grant of similar authority, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty to consider any interest of or factors affecting the Limited Partners so long as the General Partner acts in good faith. Each Limited Partner hereby agrees that any standard of care or duty imposed by this Agreement, the Texas Act or any other applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement so long as such action does not constitute gross negligence or fraud and is reasonably believed by the General Partner to be consistent with the overall purposes of the Partnership.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     6.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as provided herein or by the Texas Act.
     6.2 Management of Business. No Limited Partner acting in such capacity shall take part in the operation, management or control (within the meaning of the Texas Act) of the business of the Partnership, shall transact any business in the name of the Partnership or shall have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, employee or agent of the General Partner or the Partnership in his capacity as such shall not affect, impair or eliminate the limitations on the liability of any Limited Partner.

     6.3 Reimbursement of Expenses. The Limited Partners shall be reimbursed for any and all reasonable out-of-pocket expenses incurred on behalf of the Partnership and within the scope of the Partnership’s business.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTING
     7.1 Books and Records. The Partnership shall keep, at the principal office of the Partnership or make available at any time during normal business hours in that office, upon reasonable advance request by a Limited Partner, books of account and other Partnership records required to be maintained under Section 1.07 of the Texas Act. The copying by a Partner, or its designated agent, of any part or all of such records is specifically authorized, at such Partner’s expense.
     7.2 Financial Information. As soon as practicable after the close of each fiscal year, the General Partner shall render to each Partner, at Partnership expense, a balance sheet and a statement of income or loss (neither of which will be audited) as of the fiscal year then ended.
     7.3 Partnership Accounts. The General Partner shall receive all monies of the Partnership and shall deposit the same in one or more Partnership bank or investment accounts. All expenditures on behalf of the Partnership shall be made by checks drawn against or other transfers from the Partnership bank or investment accounts.
     7.4 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
ARTICLE VIII
TAX MATTERS
     8.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gain, deduction, loss and other items necessary for federal and state income tax purposes and shall use all reasonable efforts to furnish to the Partners within one hundred (100) days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes which information shall be reviewed by an accounting firm selected by the General Partner. The Partnership shall initially use the accrual method of accounting. The taxable year of the Partnership shall be the calendar year.
     8.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election.
     8.3 Tax Matters Partner. Subject to the provisions hereof, the General Partner shall be the initial “tax matters partner” (as defined in Section 6231 of the Code) and shall be authorized and required to perform all duties imposed on the “tax matters partner” by Code Sections 6621 through 6231.

ARTICLE IX
RESTRICTIONS ON TRANSFERS
     9.1 Restrictions on Transfers. Except as may be provided otherwise in this Agreement, none of the issued and outstanding Partnership Interests nor any interest therein may be sold, assigned, pledged or otherwise transferred or hypothecated by operation of law or otherwise without the vote of the Partners, by Majority Interest, and in accordance with the other terms and conditions of this Agreement. Any transferee or assignee acquiring a Partnership Interest in the Partnership shall take subject to all of the terms and conditions of this Agreement. Unless and until any such sale, assignment, pledge or other transfer or hypothecation of an Partnership Interest shall be approved by the vote of the Partners, (i) the assignee of such Partnership Interest shall, upon appropriate notice to the Partnership of such assignment, be entitled only to the allocated income, gain, loss, deduction, credit or similar items, and to receive distributions to which the assignor Partner was entitled to the extent those items are assigned, and (ii) the assignor Partner shall remain a Partner for all other purposes including the right to vote on any Partnership matters.
     9.2 Death, Insanity, Bankruptcy, Retirement, Resignation, or Expulsion of a Partner. The death, insanity, bankruptcy, retirement, resignation, or expulsion of any Partner shall not cause a dissolution of the Partnership.
     9.3 Partnership Interests Acquired Subsequent to the Date of this Agreement. All Partnership Interests subsequently issued by the Partnership to the Partners or otherwise sold, transferred, or acquired by the Partners shall be subject to this Agreement.
ARTICLE X
ADMISSION OF PARTNERS
     10.1 Admission of Additional Limited Partners.
          (a) The General Partner shall have the right to direct the Partnership to issue additional Limited Partnership Interests at any time and in its sole discretion. A Person who makes a Capital Contribution to the Partnership and acquires a Partnership Interest pursuant to the issuance of additional Limited Partnership Interests by the Partnership shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the General Partner (i) an acceptance, in form satisfactory to the General Partner, of all the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.4, and (ii) such other documents as the General Partner shall require. Such admission shall become effective on the date that the General Partner determines, in its sole discretion, that such conditions have been satisfied.
          (b) No Person may be admitted as an Additional Limited Partner except as of the first day of any calendar month. The Additional Limited Partner’s Capital Contribution shall be paid or transferred to the Partnership on the date such Person is admitted as an Additional Limited Partner.
     10.2 Admission of Successor General Partner.
          (a) A successor General Partner selected pursuant to Section 11.1, or the transferee of the entire General Partnership Interest pursuant to Article IX (other than a secured party prior to the foreclosure or other sale of the General Partnership Interest incident to enforcement of its security interest in the General Partner Interest), shall be admitted to the Partnership as the General Partner. Admission of any such transferee to the Partnership as General Partner shall be effective immediately prior to the transfer or assignment, or the removal or withdrawal of the General Partner pursuant to Section 11.1. The withdrawal of the General Partner from the Partnership upon the assignment or transfer of its General Partnership Interest as provided in Section 9.1, or the removal or withdrawal of the General Partner pursuant to Section 11.1, shall be effective immediately after the transferee, assignee or successor has been admitted as a General Partner.
          (b) The transferee of less than the entire General Partnership interest of the General Partner shall only be admitted to the Partnership as a General Partner upon the vote of the Partners, by Majority Interest.
     10.3 Admission of Substituted Limited Partners. By transfer of all or a portion of its Limited Partnership Interest, the transferor Limited Partner shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of and in the manner permitted under this Agreement. Upon the written consent of the General Partner, in its sole discretion, and upon written receipt by the General Partner of documents satisfactory to it, in its sole discretion, which evidence the transferee’s (a) acceptance of all the terms and conditions of this Agreement, (b) authority to enter into this Agreement, (c) appointment of the General Partner as its attorney-in-fact to execute any document it may deem necessary or appropriate in connection with the transferee and its admission as a Substituted Limited Partner and a party to this Agreement. If such consent or acceptance is withheld by the General Partner, such transferee shall be an assignee with only such rights as are given to an assignee under the Texas Act.
     10.4 Amendment of this Agreement and Certificate. For the admission to the Partnership of any successor General Partner, the General Partner shall take all steps necessary and appropriate to prepare and record or file as soon as practicable an amendment to this Agreement and the Certificate and may for such purpose exercise the power of attorney granted pursuant to Section 1.4.
ARTICLE XI
REMOVAL, WITHDRAWAL AND SUCCESSION OF GENERAL PARTNER
     11.1 Succession of General Partner. The General Partner may be removed only upon a finding by a court of law of willful malfeasance or gross negligence of the General Partner. A successor General Partner shall be elected by a Majority Interest. The right of the Limited Partners to remove the General Partner shall not exist unless the Partnership has received an opinion of counsel that the removal of the General Partner and the selection of a successor General Partner would not result in the loss of limited liability of the Limited Partners or cause the Partnership to be taxed as a corporation for federal income tax purposes. A withdrawal of the General Partner pursuant to Section 5.02 of the Texas Act, without further action by the Limited Partners, shall be deemed the removal of the General Partner for purposes of this Section 11.1.
     11.2 Conversions of General Partnership Interest. The removal of a General Partner or the occurrence of an Event of Withdrawal shall cause its General Partnership Interest to be converted into a Limited Partnership Interest without any reduction in its Percentage Interest (subject to proportionate dilution of the Partners by reason of the admission of its successor). Upon such conversion of the interest of the removed or withdrawn General Partner pursuant to this Section 11.2, this Agreement shall be amended to reflect the conversion of such General Partnership Interest, and any successor General Partner covenants so to amend.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
     12.1 Dissolution. The Partnership shall be dissolved upon:
          (a) the removal or withdrawal of the General Partner pursuant to Section 11.1 except as such removal is effected by the occurrence of an Event of Withdrawal; or
          (b) a vote by Majority Interest of the Partners to dissolve the Partnership.
     12.2 Continuation of Business of Partnership after Dissolution.
          (a) Upon the occurrence of an event of dissolution described in Section 12.1(a) or 12.1(b), the Partnership shall be reconstituted and the transferee of the General Partner’s General Partnership Interest, or the successor to the General Partner, as the case may be, shall continue the business and operations of the Partnership in accordance with the terms and provisions of this Agreement without Winding-up.
          (b) Upon the occurrence of an event of dissolution described in Section 12.1 (a), the Partners may, by written agreement of the Partners by Majority Interest, elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth herein or such other terms and conditions as shall be agreeable to all Partners. Unless such an election is made within 90 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within 90 days after dissolution:
          (i) a successor General Partner shall be selected pursuant to Section 10.2 within the same 90-day period;

          (ii) the reconstituted Partnership shall continue until dissolved in accordance with this Article XII;
     (iii) if the successor General Partner is not the Person who was General Partner immediately prior to dissolution, then the General Partnership Interest of the succeeded General Partner shall be converted into a Limited Partnership Interest in the manner provided in Section 10.2.
     12.3 Liquidation.
          (a) Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the Partnership’s business shall be wound up as soon as is reasonably practicable. The Winding-up shall be accomplished by the General Partner, or if there is no General Partner, by a person selected by a Majority Interest, either of which shall serve as the Liquidator. The Liquidator shall not be entitled to compensation for its services but shall be reimbursed for all expenses incurred in connection with such Winding-up before any distributions are made to the Partners.
          (b) The Liquidator shall have and may exercise, without further authorization or consent of the Partners, all of the powers conferred upon the General Partner by this Agreement to the extent necessary, in its good faith judgment, to carry out its duties and for such period of time as may be required, in its good faith judgment, to complete the Winding-up and liquidation of the Partnership. Upon dissolution, if the Partnership is not continued pursuant to Section 12.2, the Liquidator shall determine and report to the Partners the balance of each Partner’s Capital Account, amounts owing to the Partnership from any Partner and, by independent appraisal, the value of Partnership property. The Liquidator shall liquidate the property of the Partnership, and shall apply and distribute the proceeds of such liquidation, unless otherwise required by mandatory provisions of applicable law, as follows:
               (i) first to the payment of creditors of the Partnership, other than Partners, in order of priority provided by law;
               (ii) then to the payment of all the Partnership’s debts to the Partners; and
               (iii) to the Partners, in proportion to and to the extent of the positive balances in their respective Capital Accounts; provided that the Liquidator may place in escrow a reserve of cash or other property of the Partnership for contingent liabilities in an amount determined by the Liquidator to be appropriate.
     12.4 Distribution in Kind. Notwithstanding the provisions of Section 12.3, which require liquidation of the Partnership assets, the Liquidator may, in its absolute discretion, defer, for a reasonable time, the liquidation of any assets, except those necessary to satisfy liabilities of the Partnership to third parties, and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and pursuant to Section 12.3, undivided interests in such Partnership assets. The fair market value of any property distributed in kind shall be determined by an appraiser selected by the Liquidator, in its sole discretion.

     12.5 Cancellation of Certificate. Upon the completion of the distribution of Partnership property as provided in Sections 12.3 and 12.4, the Partnership shall be terminated, and the Liquidator shall cause the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Texas to be canceled and shall take such other actions as may be necessary to terminate the Partnership.
     12.6 Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof. Any such return shall be made solely from Partnership assets.
     12.7 Waiver of Partition. Each Partner hereby waives any rights to partition of the Partnership property.
ARTICLE XIII
GENERAL PROVISIONS
     13.1 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or mailed by prepaid certified or registered mail, return receipt requested, to the Partner. In the case of service by mail, it shall be deemed complete on the date of actual delivery as shown on the addressee’s receipt, or at the expiration of the third day after mailing, whichever is earlier in time. Notices to the Partnership shall be addressed to the Partnership’s principal place of business, and if to a Partner, to its address as set out in this Agreement, or to such other address as such Partner may designate by written notice given as herein specified.
     13.2 Titles and Captions. All article or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to articles and sections of this Agreement.
     13.3 Pronouns and Plural. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     13.4 Amendment. This Agreement may be amended only by written instrument approved by the General Partner and a Majority Interest.
     13.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     13.6 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     13.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.
     13.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     13.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
     13.10 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without regard to the principles of conflicts of law.
     13.11 Invalidity of Provisions. If any provision of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
ARTICLE XIV
DEFINITIONS
          The following definitions apply for all purposes, unless otherwise clearly indicated to the contrary, to the terms used in this Agreement.
          “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.1 hereof.
          “Agreed Value” means the fair market value of any asset contributed by a Partner to the Partnership as determined by the General Partner.
          “Agreement” means this agreement of limited partnership, as it may be amended or restated from time to time.
          “Capital Account” means the capital account maintained for a Partner pursuant to Section 3.4 hereof.
          “Capital Contribution” of any Partner means the cash or fair market value of property actually contributed to the Partnership by such Partner.

          “Certificate” means the certificate of limited partnership of the Partnership filed with the Secretary of State of Texas, as such certificate may be amended from time to time.
          “Code” means the Internal Revenue Code of 1986, and amended and in effect from time to time, as interpreted by the applicable regulations.
          “Contributed Property” means each asset contributed to the Partnership (or deemed contributed to the Partnership by virtue of a termination and reconstitution thereof), excluding cash.
          “Event of Withdrawal” means an event of withdrawal (causing a person to cease to be a general partner of a limited partnership) under Section 4.02 of the Texas Act.
          “General Partner” means Grey Wolf Holdings Company or its successors.
          “General Partnership Interest” means the Partnership Interest held by the General Partner.
          “Indemnitee” means the Limited Partners and, if applicable, their officers, directors, employees, and agents, the General Partner and its officers, directors, employees and agents, and any Person serving at the request of the Partnership, acting through the General Partner, as director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
          “Limited Partner” means Grey Wolf LLC, each Substituted Limited Partner, and each Additional Limited Partner. A Limited Partner who has assigned its entire Limited Partnership Interest to an assignee shall cease to be a Limited Partner.
          “Limited Partnership Interest” means the Partnership interest of a Limited Partner.
          “Liquidator” means the Person designated pursuant to Section 12.3 hereof.
          “Majority Interest” means the owners of more than fifty percent (50%) of the Partnership Interests held by all Partners.
          “Net Income” means, for a taxable period, the excess, if any, of the Partnership’s items of income and gain over the Partnership’s items of loss and deduction for such taxable period.
          “Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction over the Partnership’s items of income and gain for such taxable period.
          “Partner” means the General Partner or a Limited Partner and “Partners” means the General Partner and the Limited Partners collectively.

          “Partnership” means the limited partnership established by this Agreement and any successor limited partnership continuing the business of the Partnership which is a reformation or reconstitution of the limited partnership established by this Agreement.
          “Partnership Interest” means the interest of a Partner in the Partnership.
          “Percentage Interest” means (a) 1% with respect to the General Partner and (b) 99% with respect to the initial Limited Partner.
          “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.
          “Substituted Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 hereof.
          “Texas Act” means the Texas Revised Limited Partnership Act, TEX. REV. CIV. STAT. ANN., Art. 6132a-1 (Vernon 1994), and any amendments or successor to such statute.
          “Winding-up” means the winding up and cessation of the business and operations of the Partnership.

GENERAL PARTNER		LIMITED PARTNER

GREY WOLF HOLDINGS COMPANY		GREY WOLF LLC

By:	/s/ David W. Wehlmann	By:	/s/ Ronnie E. McBride

Name:	David W. Wehlmann	Name:	Ronnie E. McBride
Its:	Senior Vice President, Chief Financial Officer and Secretary	Its:	Senior Vice President — Domestic Operations

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
          The foregoing instrument was acknowledged before me this 30th of December, 1998, by David W. Wehlmann, Sr. V.P., CFO & Secretary of GREY WOLF HOLDINGS COMPANY, as General Partner of the GREY WOLF DRILLING COMPANY L.P.

/s/ Kathleen Payne
Notary Public, State of Texas

THE STATE OF TEXAS	§
COUNTY OF HARRIS	§ §

          The foregoing instrument was acknowledged before me this 30th day of December, 1998, by Ronnie McBride, Sr. V.P. —, Domestic Operations of GREY WOLF LLC, as Limited Partner of the GREY WOLF DRILLING COMPANY L.P.

/s/ Kathleen Payne
Notary Public, State of Texas

SCHEDULE A — CAPITAL CONTRIBUTIONS

GENERAL PARTNER	CAPITAL CONTRIBUTION	% INTEREST

Grey Wolf Holdings Company	$10	1%

LIMITED PARTNER	CAPITAL CONTRIBUTION

Grey Wolf LLC	$990	99%